Exhibit 10.1

Monarch Community Bancorp, Inc.

Employment Agreement

          THIS AGREEMENT entered into this 20th day of September, 2006, by and between Monarch Community Bancorp, Inc., on its behalf and on behalf of all of its subsidiaries and affiliated corporations or associations (“Affiliates”), located at 375 North Willowbrook Road, Coldwater, Michigan 49036 (collectively referred to as the “Company”), and Donald L. Denney (“Executive”).

          WHEREAS, pursuant to the terms of an employment agreement dated September 19, 2004 (the “(Old Agreement”), Executive has served as President and Chief Executive Officer of the Company and the Company’s Affiliate, Monarch Community Bank (the “Bank”); and

          WHEREAS, the term of the Old Agreement expires September 5, 2006; and

          WHEREAS, the Board of Directors of the Company believes it is in the best interests of the Company to enter into this Agreement to replace the Old Agreement; and

          WHEREAS, the Board of Directors of the Company has approved and authorized the execution of the Agreement with Executive.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

          1. Employment; Duties. During the term of this Agreement, which is effective as of September 5, 2006 (the “Commencement Date”), Executive shall continue to serve in the capacity of President and Chief Executive Officer of the Company. The Company shall take such action as is reasonably required to also cause Executive to continue to be appointed to the position of President and Chief Executive Officer of the Bank. Executive shall perform services and discharge the duties of the President and Chief Executive Officer of the Company and the Bank and perform such other reasonable services and duties of an executive, professional or administrative nature as may from time to time be assigned to him by the Board of Directors for the Company or the Board of Directors of the Bank, as the case may be, (collectively the “Board of Directors” or “Board”) or Executive Committee of the Board. Executive hereby accepts such employment for the compensation and upon the terms and conditions provided in this Agreement. Executive agrees to serve the Company and the Bank faithfully and competently and to devote his full-time efforts to the promotion of the business of the Company, the Bank and its other Affiliates and the affairs of the Company, the Bank and its other Affiliates, excepting his reasonable leave time, periods of illness and the like.

          2. Service on the Boards of Directors. During the Term of this Agreement (as defined in Section 8 hereof), the Company agrees to nominate Executive as a nominee to serve on the Company’s Board of Directors. During the Term of this Agreement, the Company, in its capacity as sole shareholder of the Bank, agrees to cause Executive to be elected as a director of the Bank. Executive shall not be entitled to receive fees for serving as a director.

          3. Base Salary. During the Term of this Agreement, the Company agrees to pay Executive a base salary (“Base Salary”) at the rate of $189,000 per annum, payable in accordance with the customary payroll practices of the Company; provided, however, that the rate of Executive’s base salary beginning in 2007 shall be reviewed by the Board of Directors, and Executive shall be entitled to receive an increase in his 2007 base salary at such percentage or in such an amount, if any, as the Board of Directors, in its sole discretion may decide.

          4. Discretionary Bonus. During the Term of this Agreement, Executive shall be entitled to receive an annual discretionary bonus in an amount which is based on the bonus program then in effect. No other compensation provided for in this Agreement shall be deemed a substitute for Executive’s eligibility to receive bonuses when and as declared by the Board of Directors or as provided for by any plan or program of the Company.

          5. Stock Options/Stock Awards. Executive has been granted stock options and restricted stock awards as provided in the Incentive Stock Option Agreement and the Restricted Stock Agreement between the Company and Executive (the “Stock Agreements”).

          6. Expenses. During the Term of this Agreement, Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred (in accordance with the policies and procedures of the Company and the Bank) in performing services under this Agreement, provided that Executive properly accounts for expenses in accordance with the policies of the Company and the Bank.

          7. Employee Benefits.

                    (a) Participation in Employee Benefit Plans. During the Term of this Agreement, Executive shall participate in such employee benefit plans or arrangements as are otherwise made available and upon the same terms as other senior management employees of the Company and the Bank.

                    (b) Fringe Benefits. Executive shall be entitled to receive any benefits under any fringe benefit plan or policy as are otherwise made available and upon the same terms as other senior management employees of the Company and the Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future will be deemed to be in lieu of Base Salary or other compensation to Executive under this Agreement.

                    (c) Paid Leave Time. Executive shall be entitled to leave time in accordance with the standard policies or practices of the Company and the Bank for senior management officers, but in no event less than 29 days of leave time during each calendar year of employment. Executive shall take any leave in excess of a two week period at a time mutually agreed upon between the Chairman of the Board of the Company and Executive. Executive shall receive his Base Salary and other benefits during periods of leave. Executive shall also be entitled to paid legal holidays in accordance with the policies of the Company and the Bank.

                    (d) Conferences and Continuing Education. Executive shall be permitted to attend appropriate industry-wide and statewide banking conventions and professional development meetings necessary to keep Executive abreast of developments in the industry. All reasonable expenses of attending such meetings, including the attendance by Executive’s spouse, shall be at the expense of the Company.

          8. Term of Agreement. The term (“Term”) of this Agreement shall be for one (1) year, beginning on the Commencement Date and the Term will automatically renew for one (1) additional day each day after the Commencement Date such that the Term will consistently remain one (1) year, unless terminated earlier in accordance with Section 10.

          9. Noncompetition, Confidentiality and Non-Solicitation.

                    (a) Executive shall devote his full time and attention to the performance of his employment under this Agreement. Upon any termination of Executive’s employment with the Company and the Bank (other than a termination which occurs following a Change of Control of the Company (as hereinafter defined)), Executive agrees not to Compete (as herein defined) with the Company or the Bank or any of its other Affiliates for the longer of (the “Restricted Period”) (i) the period Executive continues to receive his Base Salary hereunder, or (ii) one (1) year following such termination of employment, within Branch County, Michigan (the “Restricted Area”), except as agreed to pursuant to a resolution duly adopted by the Board of Directors. The term “Compete” means working in the Restricted Area for or advising, consulting or otherwise serving, directly or indirectly, or having a material financial interest in any entity whose business is similar to or which materially competes with the business activities of the Company or the Bank or any of its other Affiliates. Executive represents and acknowledges that in the event his employment with the Company and the Bank is terminated, Executive’s experience and capabilities are such that Executive can obtain employment outside of the Restricted Area or in a business which does not Compete with the Company or the Bank or its other Affiliates, and that injunctive relief enforcing this provision will not prevent Executive from earning a livelihood.

                    (b) Executive recognizes and acknowledges that his knowledge of customers, potential customers, trade secrets, business strategies, financial data, costs, prices, other business marketing information and business activities and plans of the Company and the Bank and its other Affiliates (“Confidential Information”) is a valuable, special and unique asset of the business of the Company and the Bank and its other Affiliates. Executive will not, during or after the term of his employment, disclose any Confidential Information to any person, firm, corporation, or other entity for any reason or purpose whatsoever.

Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company or the Bank or its other Affiliates. Further, Executive may disclose information regarding the business activities of the Company and the Bank and its other Affiliates to the Federal Reserve Board, the Office of Financial and Insurance Services of the State of Michigan, the Federal Deposit Insurance Corporation or any other regulatory or judicial body pursuant to a formal regulatory request or subpoena, and Executive also may disclose Confidential Information when such disclosure, in the reasonable judgment of Executive, is in the best interest of the Company and the Bank and its other Affiliates and does not violate any law or regulation, including but not limited to disclosure to business or trade associations or industry organizations of which Company or the Bank is a member or a participant.

                    (c) Executive shall be permitted to invest in entities which conduct business similar to that of the Company or the Bank, solely as a passive or minority investor and in which he does not have an ownership interest of greater than five percent (5%).

                    (d) During the Restricted Period, Executive will not (other than on behalf of the Company or the Bank), directly or indirectly, offer employment to or employ any person on his own behalf or on behalf of any other person or entity, other than the Company or the Bank or its other Affiliates, who is employed by the Company or the Bank or its other Affiliates or was employed by the Company or the Bank or its other Affiliates within six (6) months of Executive’s termination of employment. Nothing in this Agreement, however, restricts Executive from providing to a third party an oral or written recommendation for or an evaluation of an employee of the Company or the Bank or its other Affiliates following termination of that employee’s employment with the Company or the Bank or its other Affiliates.

                    (e) Notwithstanding the requirements of Section 13 hereof, the parties hereto, recognizing that irreparable injury will result to the Company in the event of Executive’s breach of any provision of this Section 9, agree that in the event of any such breach by Executive, the Company will be entitled to obtain from the Branch County Circuit Court preliminary and permanent injunctive relief of Executive, Executive’s partners, agents, employees and all persons acting for or under the direction of Executive.

          10. Termination. Executive’s employment under this Agreement shall be terminated upon any of the following occurrences:

                    (a) Death. Executive’s employment under this Agreement shall terminate upon his death. Executive’s estate shall be entitled to receive payments of Base Salary for sixty (60) days following Executive’s death and any other compensation accrued as of the date of death.

                    (b) Termination of Employment by the Board of Directors Without Cause. In the event the Board of Directors terminates Executive’s employment without “Cause” (as defined in Section 10(d)) prior to a Change of Control (as defined in Section 10(e)), Executive shall be entitled to his Base Salary and to continue to participate in the Company’s health care plan for one (1) year following the date of termination of employment. In the event, after the termination of Executive’s employment, coverage of Executive under the Company’s health care plan does not qualify under the federal tax laws for the same tax treatment as coverage of active employees of the Company, or if the insurer for the health care plan prohibits Executive’s continued participation in such plan, the Company may, in its discretion, either provide substantially equivalent health care coverage to Executive or pay to Executive an amount in cash equal to the cost to the Company of Executive’s continued participation in the Company’s health care plan.

                    (c) Disability.

                              (i) If, as a result of Executive’s incapacity, due to physical or mental illness rendering him unable to perform the duties required of him under this Agreement for a period of 90 days in a 120-day period (“Disability”), and within thirty (30) days after written notice of potential termination is given, he shall not have returned to the full-time performance of his duties, the Company may terminate Executive’s employment. The determination of Disability shall be made by a medical board certified physician mutually acceptable to the Company and Executive (or Executive’s legal representative, if one has been appointed), and if the parties cannot mutually agree to the selection of a physician, then each party shall select a physician and the two physicians selected shall select a third physician who shall make such determination.

                              (ii) During any period of Disability, Executive shall be entitled to receive benefits from the Company’s disability insurance policy. During the Term of this Agreement, the Company shall continue Executive’s Base Salary during any waiting period for disability insurance. If Executive’s disability pay during the first ninety (90) days is less than seventy percent (70%) of his Base Salary, the Company shall supplement such disability pay to a level not less than seventy percent (70%) of his Base Salary.

                              (iii) To the extent consistent with the terms and conditions of such insurance plans, the Company shall cause to be continued life, medical, dental and disability insurance coverages maintained by the Company for other senior management employees. These coverages shall cease upon the earlier of: (A) the date Executive attains the normal age of retirement or the commencement of benefits under the Company’s retirement plan, (B) the date of Executive’s death or (C) the expiration of the Term of this Agreement.

                    (d) Termination of Employment by the Board of Directors for Cause. In the event Executive’s employment is terminated for “Cause,” no continued payments or benefits shall be due under this Agreement. For purposes of this Agreement, termination for “Cause” shall be defined as termination due to Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or to follow one or more specific written directives of the Board, reasonable in nature and scope, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement (which is not cured within thirty (30) days after its occurrence and notice to Executive). Any determination of “Cause” as defined by this Section 9(d) shall be determined by a majority vote of the Board of Directors, with Executive abstaining from voting on the matter.

                    (e) Termination Following Change of Control.

                              (i) If, following a Change of Control, this Agreement is terminated by the Company without Cause or by Executive for “Good Reason,” Executive shall be entitled to his Base Salary and to continue to participate in the Company’s health care plan for a period of two (2) years following such termination. In the event of termination by Executive for Good Reason, Executive shall provide notice to the Chairman of the Board of Directors specifying the facts and circumstances surrounding his belief that “Good Reason” exists and the Company shall have the right to cure those matters within thirty (30) days from the date of notice.

                              (ii) For purposes of this Agreement, “Good Reason” shall include the occurrence of any of the following events which have not been consented to in advance by Executive in writing: (A) if Executive would be required to move his personal residence or perform his principal executive functions more than twenty-five (25) miles from Executive’s primary office as of the Commencement Date; (B) if, in the organizational structure of the Company or the Bank, Executive would be required to report to a person or persons other than the Board of Directors; (C) if the Company should fail to maintain Executive’s Base Salary or fail to maintain employee benefit plans or arrangements generally comparable to those in place at the Commencement Date, except to the extent that such reduction in employee benefit plans is part of an overall adjustment in benefits for all employees of the Company or the Bank; (D) if Executive would be assigned substantial duties and responsibilities other than those normally associated with his position as referenced in Section 1 of this Agreement; or (E) if Executive is removed from or not re-nominated to the Board of Directors of the Company or the Bank. The preceding events shall only provide the basis for “Good Reason” if Executive provides notice of them within one hundred twenty (120) days of their occurrence.

                              (iii) For purposes of this Agreement, a Change in Control of the Company shall be deemed to have occurred if and when:

                              (A) any third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, shall become the beneficial owner of shares of the Company with respect to which 25% or more of the total number of votes for the election of the Board may be cast;

(B) there occurs a change in control of the Bank within the meaning of the Home Owners Loan Act of 1933 or 12 C.F.R. Part 574;

                              (C) as a result of, or in connection with, any merger or other business combination, sale of assets or contested election, wherein the persons who were directors of the Company before such transaction or event cease to constitute a majority of the Board of Directors of the Company or any successor to the Company; or

(D) the Company transfers substantially all of its assets to another corporation or entity which is not an affiliate of the Company.

                              (iv) In the event it shall be determined that any payment made hereunder or pursuant to any other plan following a Change of Control (whether paid or payable pursuant to the terms of this Agreement) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”), then payments pursuant to this Agreement or payments under any other agreement or plan that are treated as being contingent upon a Change in Control under Section 280G of the Code shall be reduced to the maximum amount that may be paid to Executive or for his benefit without any such payment constituting an “parachute payment,” as defined in Section 280G of the Code. The determination of the maximum amount payable to Executive or for his benefit shall be made by an accounting firm mutually acceptable to Executive and the Company, and unless Executive directs otherwise, payments that are considered to be partially contingent upon a change in control shall be the last payments to be reduced.

                    (f) Termination by Executive. If Executive terminates this Agreement prior to a Change of Control, he shall provide at least sixty (60) days written notice to the Board of Directors. Upon such termination, Executive shall receive only the Base Salary, vested rights, and all employee benefits up to Executive’s termination date.

                    (g) Termination Upon Mutual Agreement. This Agreement may be terminated at any time upon the mutual written consent of Executive and the Company, acting through its Chairman of the Board. Upon such termination, Executive’s right to all compensation and benefits ceases.

                    (h) Stock Based Compensation. Notwithstanding anything to the contrary contained herein, upon Executive’s termination from Employment, any rights he has to stock based compensation, including, but not limited to, rights under the Company’s employee stock ownership plan, its 401(k) plan or the Stock Agreements, shall be governed exclusively by the terms of such plans and the Stock Agreements.

                    (i) Executive agrees that upon any termination of Executive’s Employment with the Company and the Bank pursuant to this Section 10, he will immediately resign from all positions he has with the Company and the Bank and any of its or their affiliates, including all Board of Directors.

          11. Indemnification. The Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under law and applicable regulation against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities). Such expenses and liabilities may include, but are not limited to, judgment, court costs and attorneys’ fees and the cost of reasonable settlements. The Company shall pay such expenses and liabilities in advance of a final judicial decision (hereinafter an “advancement of expenses”); provided, however, that, an advancement of expenses incurred by Executive in his capacity as a director or officer of the Company (and not in any other capacity in which his service was or is rendered by Executive including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of Executive, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Executive is not entitled to be indemnified for such expenses under this Section 16 or otherwise.

          12. Source of Payments. Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive from the Bank or otherwise or from any other Affiliate of the Company, such compensation payments and benefits paid by the Bank or such other Affiliate will be subtracted from any amounts due to Executive under similar provisions of this Agreement.

          13. Arbitration.

                    (a) In the event of dispute under this Agreement, the parties agree pursuant to MCLA 600.5001; MSA 27A.5001, et seq., to binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) in effect at the time a demand for arbitration of the dispute is made, with the place of arbitration being Coldwater, Michigan. The prevailing party in any such arbitration shall be entitled to recover from the other party all expenses for attorneys, fees and costs incurred by the prevailing party in conjunction with the arbitration proceedings.

The decision and award of the arbitrator made under the AAA rules shall be exclusive, final and binding on all parties, their heirs, representatives, affiliates, successors and assigns. It is further agreed that any arbitration award may be certified to the Branch County Circuit Court which shall render a judgment upon the award made pursuant to said arbitration.

                    (b) Limited civil discovery shall be permitted for the production of documents and the taking of depositions, provided, however, that no party is permitted to take the deposition of more than three witnesses except by agreement of the other party or upon order of the arbitrator pursuant to the motion of a party. Subject to the foregoing limitations, discovery shall be conducted in accordance with the Michigan Court Rules with any enforcement issues resolved by the arbitrator.

                    (c) The arbitration and all proceedings, discovery and any award of the arbitrator, are confidential. Neither the parties nor the arbitrator shall disclose any information gained during the course of the arbitration or any person or entity who is not a party to the arbitration unless permitted by law. Attendance at the arbitration shall be limited to the parties, counsel and those called as witnesses.

                    (d) Executive and the Company acknowledge that each has had the opportunity to consult with counsel of choice before signing this agreement, and Executive and the Company each hereby knowingly and voluntarily, without coercion, WAIVES ALL RIGHTS TO TRIAL BY JURY or all disputes between them and instead agrees to binding arbitration.

          14. Successors and Assigns.

                    (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Company.

                    (b) Since the Company is contracting for the unique and personal skills of Executive, Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company.

          15. Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.

          16. Applicable Law. This Agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Michigan, except to the extent that Federal law shall be deemed to apply.

          17. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

          18. Notices. Any notices, requests, demands and other communications provided for or deemed necessary by this Agreement shall be sufficient if set forth in writing and delivered in person or sent by registered or certified mail, postage prepaid, to, in the case of Executive, the last address filed in writing by Executive with the Company, or, in the case of the Company, to the Company at its main office to the attention of the Board of Directors.

          19. Entire Agreement. This Agreement and the Stock Agreements, together with any understanding or modifications thereof as may be agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto and shall supersede the Old Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first written above.

          THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

ATTEST:	s/Andrew J. Van Doren

MONARCH COMMUNITY BANCORP, INC.

By:	s/Stephen M. Ross

Stephen M. Ross
Its:	Chairman

s/Donald L. Denney

Donald L. Denney (“Executive”)